                                                                 Exhibit 99 (c)


                         QUARTERLY AFFIRMATION STATEMENT


         This Quarterly Statement is being provided pursuant to the requirement of Section 3.07(h)VIII of that certain Indenture dated as of August 21, 2003 between TXU Electric Delivery Transition Bond Company LLC (the "Transition Bond Company"), as Issuer, and The Bank of New York, as Indenture Trustee, (as originally executed and, as from time to time supplemented or amended by one or more Series Supplements or indentures supplemental thereto entered into pursuant to the applicable provisions of the Indenture, as so supplemented or amended, or both, the "Indenture"). Capitalized terms used herein and not otherwise defined herein, shall have the meaning ascribed to such term in Appendix A of the Indenture.

         I, John M. Casey, hereby certify that I am the Assistant Treasurer of TXU Electric Delivery Company ("TXUED"), the parent company of the Transition Bond Company, and the servicer of the transition bonds under that certain Series 2003-1 Transition Property Servicing Agreement, dated as of August 21, 2003 and that certain Series 2004-1 Transition Property Servicing Agreement dated as of June 7, 2004 between the Transition Bond Company and TXUED.

         I hereby affirm that, in all material respects, for each materially significant REP for which TXUED provided electric delivery transmission and distribution services for the quarterly period ending December 31, 2004, (a) each REP has been billed in compliance with the requirements outlined in the Financing Order; (b) each REP has made payments in compliance with the requirements outlined in the Financing Order; and (c) each REP satisfies the creditworthiness requirements of the Financing Order.






                                                  /s/  John M. Casey
                                                 --------------------------
                                                        John M. Casey